UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549



                                     FORM 8-K

                                  CURRENT REPORT



      Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):  February 1, 1995





                     CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
              (Exact name of registrant as specified in its charter)





        Louisiana                        1-5663                   72-0244480
(State or other jurisdiction      (Commission file number)      (IRS Employer
    of incorporation)                                        Identification No.)



     2030 Donahue Ferry Road,
       Pineville, Louisiana                                       71360-5226
(Address of principal executive offices)                          (Zip Code)



        Registrant's telephone number, including area code:  (318) 484-7400

Item 5.  Other Events


   On February 1, 1995 Central Louisiana Electric Company, Inc. (CLECO) and Teche Electric Cooperative, Inc. (Teche) executed a purchase and sale agreement regarding a purchase of all of the assets of Teche by CLECO. Teche members will vote on the purchase and sale agreement at their annual meeting on March 11, 1995. Besides approval by Teche members, the purchase and sale agreement is subject to approval by governmental authorities, including the Louisiana Public Service Commission and the Rural Utilities Service (formerly the Rural Electrification Administration), successful resolution of Teche's power supply contract with Cajun Electric Cooperative and certain other conditions. The purchase price under the purchase and sale agreement, including CLECO's assumption or other discharge of Teche's liabilities, is approximately $22.4 million.

   Teche serves about 8,600 customers and its service area, which is comprised of parts of Iberia, St. Martin and St. Mary parishes, is adjacent to CLECO's service area. Based on available data, the acquisition of Teche would result in an increase in CLECO's kilowatt-hour sales to regular customers of about 2.4%.

                                SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.




                                       Central Louisiana Electric Company, Inc.
                                                     (Registrant)




                                        By:  David M. Eppler

                                             David M. Eppler
                                             Vice President - Finance



Date:  February 10, 1995